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                                                                    EXHIBIT 23.2

                            DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206


                                October 28, 1994



MESA Inc.

5205 North O'Connor Blvd.
Suite 1400
Irving, Texas 75039-3746

Gentlemen:


     We hereby consent to (i) the references to our firm under the caption "Experts" in Amendment No. 1 to MESA Inc.'s Registration Statement on Form S-3 relating to debt securities of MESA Inc. and Mesa Operating Co. and (ii) the incorporation by reference in Amendment No. 1 to MESA Inc.'s Registration Statement on Form S-3 of (a) the references to our firm under the captions "Business -- General" and "Business -- Reserves" in MESA Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993 (the "MESA Inc. 10-K") and (b) our "Appraisal Report as of December 31, 1993 on Certain Properties owned by MESA Inc. and Hugoton Capital Limited Partnership, including Satanta Plant"; provided, however, (i) such report pertains to values for only a selected portion of the total properties included in the MESA Inc. Form 10-K; consequently, our estimates have been combined with estimates prepared by MESA Inc.'s engineers and we are necessarily unable to verify the accuracy of the aggregate reserves, revenue, and discounted present worth; and (ii) we are in the early stages of preparing estimates of proved reserves of these selected properties owned by MESA Inc. as of December 31, 1994, and are not presently aware of any material changes, other than production, in the estimated quantities of reserves of the selected properties to be included in our report.


                                            Very truly yours,

                                            /s/  DEGOLYER AND MACNAUGHTON
                                                 DeGolyer and MacNaughton